Exhibit 99.1

            AMERIVEST PROPERTIES ANNOUNCES SECOND DALLAS ACQUISITION;
               BUYS CHATEAU PLAZA OFFICE BUILDING FOR $22 MILLION

     DENVER, CO, November 26, 2002 -- AmeriVest Properties Inc. (AMEX: AMV) announced today that it has acquired the Chateau Plaza office building, located in Dallas, Texas for $22,000,000. Chateau Plaza contains 171,000 rentable square feet and is 98% leased.

     Chateau Plaza is located within Dallas' renowned Turtle Creek/Uptown District. The property's highly visible location at the northwest corner of McKinney Avenue and Fairmount Street, offers tenants quick access to a multitude of freeways and the McKinney Avenue trolley line. The 18-story building, on approximately one acre of land, was built in 1986 and is leased to 10 tenants. The largest tenant within Chateau Plaza is Dean Foods, which currently leases 120,607 rentable square feet and has been a tenant of the building since 1998. Dean Foods (formerly Suiza Foods) is a leading national specialty food producer. The Dean Foods lease terminates in December 2005, however, Dean Foods has an option to terminate as early as December 2003, upon payment of a substantial penalty.

     Chateau Plaza is being purchased at a first year capitalization rate in excess of 10.5%. The purchase price of $22,000,000 ($128/SF) is being paid with $15,400,000 from the proceeds of a loan from Fleet Bank and the balance in cash.

     William Atkins, CEO of AmeriVest, said, "This is the third acquisition to be funded from the proceeds of our June 2002 follow-on common stock offering. It is also our second core property acquisition in Dallas, which we have identified as one of our target expansion cities. To acquire a building of this quality in one of the best sub-markets in Dallas for small and mid-size tenants represents a tremendous opportunity. Upon the eventual termination of Dean Foods' lease, we plan to upgrade the building and market this exceptional space to smaller tenants." "We have not changed our small tenant strategy," said Atkins. "We believe that Chateau Plaza is the best small tenant building in the market and will evolve to an appropriate tenant mix over time."

     AmeriVest Properties Inc., with its principal office in Denver, Colorado, owns 26 office properties and is focused on serving small to mid-sized office tenants in select markets. Its common stock is listed on the American Stock Exchange under the symbol "AMV."

In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws. These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management's beliefs and assumptions made by management. While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management's control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release. In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants' financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest's 2001 Annual Report on Form 10-KSB and from time to time in the Company's filings with the Securities and Exchange Commission.

ACQUISITION SUMMARY
CHATEAU PLAZA OFFICE BUILDING

Chateau Plaza is a Class "A" eighteen-story building on a one-acre site in Dallas, Texas.

Year Built:                 1986

Building Size:              171,000

Occupancy:                  98%

Capital Improvements:       AmeriVest will improve the property with the small
                            tenant amenities it offers in all its properties, including a common area conference room and electronic building directory.

Building Description:       Versatile floor plates of 8,800 to 17,500 square
                            feet allow for tenants of varying sizes.
                            Cast-in-place concrete construction. The ground floor lobby features Spanish rose-colored granite floors and walls, accented with wood. Tenant spaces feature dramatic views from every side of the building. Building systems include: five elevators, automatic sprinklers, multiple zone HVAC, complete fire protection in the building and garage and computerized security.

Parking: Approximately 500 spaces located in a seven-level parking structure situated in the lower floors of the office tower. (2.9 spaces per 1,000 SF)

Purchase Price:             $22,000,000 ($128/SF)

Closing Date:               November 25, 2002

Average Tenant Size:        16,700 SF (including Dean Foods); 5,200 (excluding
                            Dean Foods)

First Year Cap Rate:        10.5% +

Investment Opportunity:     To acquire what we believe to be the best small to
                            mid-size tenant building in the Turtle Creek/Uptown sub-market with a plan to remarket the Dean Foods space to our target tenants once the Dean Foods lease terminates.

2002                                  #####